ATTACHMENT FOR CURRENT FILING OF N-SAR

SUB-ITEM 77C

John Hancock Preferred Income Fund III

Preferred Income Fund III (HPS)

The Fund held its Annual Meeting of Shareholders on November 9, 2012. The following proposal was considered by the shareholders:

Proposal: Election of thirteen (13) Trustees to serve until the expiration of their respective terms as shown below. Each nominee was elected by the Fund’s shareholders and the votes cast with respect to each Trustee are set forth below.

For a Term to Expire in 2016:

Independent Trustees	Total Votes for the Nominee	Total Votes Withheld from the Nominee
Deborah C. Jackson	28,994,270	602,568
James M. Oates	28,991,152	605,686
Steven R. Pruchansky	28,990,768	606,070
Non-Independent Trustee
Craig Bromley	29,006,854	589,984

For a Term to Expire in 2015:

Independent Trustees	Total Votes for the Nominee	Total Votes Withheld from the Nominee
Charles L. Bardelis	28,966,471	630,367
Peter S. Burgess	28,992,637	604,201
Theron S. Hoffman	28,998,095	598,743
Non-Independent Trustee
Warren A. Thomson	29,021,847	574,991

For a Term to Expire in 2014:

Independent Trustees	Total Votes for the Nominee	Total Votes Withheld from the Nominee
William H. Cunningham	28,989,650	607,188
Grace K. Fey	28,968,858	627,980
Hassell H. McClellan	29,963,453	633,385
Gregory A. Russo	29,021,743	575,095
Non-Independent Trustee
James R. Boyle	29,028,430	568,408